EXHIBIT 1

Vivus - Why Change Is Needed Now

First Manhattan Co.

•	First Manhattan Co. - Nominee Bios - June 4th, 2013 [ PDF ]
•	Investor Presentation - June 4th, 2013 [ PDF ]
•	First Manhattan Co. - Proxy Statement - June 4th, 2013 [ PDF ]
•	First Manhattan Co. - Shareholder Letter - June 4th, 2013 [ PDF ]
•	First Manhattan Co. - CEO Letter - March 7th, 2013 [ PDF ]